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                                                                    Exhibit 10.7

                        RETIREMENT PLAN FOR BOARD MEMBERS
                                       OF
                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                Originally Effective Upon the Reorganization Date
             Effective as Amended and Restated on December 19, 2005

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                                TABLE OF CONTENTS


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Article I

Definitions

Section 1.1       Annual Compensation                                  3
Section 1.2        Bank                                                3
Section 1.3       Beneficiary                                          3
Section 1.4       Board                                                3
Section 1.5       Board Member                                         3
Section 1.6       Change of Control                                    3
Section 1.7       Code                                                 3
Section 1.8       Committee                                            3
Section 1.9       Reorganization Date                                  3
Section 1.10      Disability                                           3
Section 1.11      Participant                                          4
Section 1.12      Participating Company                                4
Section 1.13      Person                                               4
Section 1.14      Plan                                                 4
Section 1.15      Predecessor Board                                    4
Section 1.16      Retired Participant                                  4
Section 1.17      Service Recipient                                    4
Section 1.18      Spouse                                               4
Section 1.19      Years of Service                                     4

Article II

eligibility

Section 2.1       Participation.                                       4
Section 2.2       Termination of Participation.                        5

Article III

Retirement Benefits

Section 3.1       Benefits.                                            5
Section 3.2       Payments.                                            5
Section 3.3       Payments of Small Amounts.                           6
Section 3.4       Beneficiaries.                                       6
Section 3.5       Payment upon Change of Control.                      6
Section 3.6       Changes in Payment Elections.                        6
Section 3.7       Restrictions on Payments to Key Employees.           7

Article IV

Duties of the Committee

Section 4.1       Duties of the Committee.                             7
Section 4.2       Liabilities of the Committee.                        7
Section 4.3       Expenses.                                            7


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Article V

Amendment and Termination

Section 5.1       Amendment and Termination.                           7

Article VI

Miscellaneous Provisions

Section 6.1       Plan Documents.                                      7
Section 6.2       Construction of Language.                            7
Section 6.3       Non-Alienation of Benefits.                          8
Section 6.4       Indemnification.                                     8
Section 6.5       Severability.                                        8
Section 6.6       Waiver.                                              8
Section 6.7       Notices.                                             8
Section 6.8       Operation as an Unfunded Plan.                       9
Section 6.9       Required Regulatory Provisions.                      9
Section 6.10      Governing Law.                                       9
Section 6.11      No Deposit Account.                                  9
Section 6.12      Rights of Participants.                              9
Section 6.13      Successors and Assigns.                              9
Section 6.14      Compliance with Section 409A of the Code.            9


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                        RETIREMENT PLAN FOR BOARD MEMBERS
                                       OF
                 WAKE FOREST FEDERAL SAVINGS & LOAN ASSOCIATION

                                    ARTICLE I
                                   DEFINITIONS

The following definitions shall apply for the purposes of this Plan unless a different meaning is plainly indicated by the context:

SECTION 1.1 ANNUAL COMPENSATION means, on any date for Board Member, the amount of compensation paid to such Board Member for service as a Board Member during the twelve (12) month period ending on such date, including retainer payments, fees paid solely on the basis of attendance at meetings as a Board Member and any amounts thereof deferred at the request of the Board Member, but excluding compensation in the form of stock options, appreciation rights or restricted property, or other special forms of remuneration. In the case of a Board Member who is a non-employee director and who later becomes an employee-director, "Annual Compensation" means the amount of such compensation during the twelve
(12) month period immediately preceding service as an employee-director.

SECTION 1.2 BANK means Wake Forest Federal Savings & Loan Association, a federal stock savings bank, and any successor thereto.

SECTION 1.3 BENEFICIARY means the Person or Persons designated by the Participant or Retired Participant to receive a survivor benefit under one of the optional forms of retirement allowance provided under section 3.4 or section
3.5. If more than one Person is designated, each shall have an equal share unless the Participant or Retired Participant directed otherwise.

SECTION 1.4 BOARD means the Board of Directors of the Bank.

SECTION 1.5 BOARD MEMBER means any individual who is a voting member of the Board or a voting member of the board of directors of a Participating Company.

SECTION 1.6 CHANGE OF CONTROL means with respect to a Participant: (a) a change in ownership of the Participant's Service Recipient; (b) a change in effective control of the Participant's Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Participant's Service Recipient. The existence of a Change of Control shall be determined by the Committee in accordance with section 409A of the Code and the regulations thereunder.

SECTION 1.7 CODE means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

SECTION 1.8 COMMITTEE means the Compensation Committee of the Board of the Bank, and any successor thereto.

SECTION 1.9 REORGANIZATION DATE means the effective date of the transaction pursuant to which the Bank became a majority-owned subsidiary of Wake Forest Bancshares, Inc.

SECTION 1.10 DISABILITY means, with respect to a Participant, any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of at least twelve (12) months and as a result of which either: (a) the Participant is unable to engage in any substantial gainful activity or (b) the Participant has been receiving income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Participant's employer. The existence of a Disability shall be determined by the Committee in accordance with section 409A and the regulations thereunder.


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SECTION 1.11 PARTICIPANT means a Board Member who satisfies the eligibility requirements set forth in section 2.1 and whose participation in the Plan has not terminated pursuant to section 2.2.

SECTION 1.12 PARTICIPATING COMPANY means any savings bank, savings and loan association, bank, corporation, financial institution or other business organization or institution which, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, shall adopt this Plan for the benefit of members of its board of directors.

SECTION 1.13 PERSON means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint-stock company, a trust, an estate, any unincorporated organization and any other business organization or institution.

SECTION 1.14 PLAN means the Retirement Plan for Board Members, as amended from time to time. The Plan may be referred to as the "Retirement Plan for Board Members of Wake Forest Federal Savings & Loan Association."

SECTION 1.15 PREDECESSOR BOARD means, with the prior approval of the Board, and subject to such terms and conditions as may be imposed by the Board, the board of trustees or the board of directors of a Participating Company, prior to the date such a company became a Participating Company.

SECTION 1.16 RETIRED PARTICIPANT means a former Participant who is receiving a retirement allowance under this Plan or who is entitled to receive a retirement allowance under this Plan at a future date.

SECTION 1.17 SERVICE RECIPIENT means with respect to a Participant on any date:
(a) the corporation for which the Participant is performing services on such date; (b) all corporations that are liable to the Participant for the benefits due to him under the Plan; (c) a corporation that is a majority shareholder of a corporation described in section 1.17(a) or (b); or (d) any corporation in a chain of corporations each of which is a majority shareholder of another corporation in the chain, ending in a corporation described in section 1.17(a) or (b).

SECTION 1.18 SPOUSE means an individual who is legally married to a Participant or Retired Participant.

SECTION 1.19 YEARS OF SERVICE means the period beginning on the first day of the month in which an individual becomes a Board Member and ending on the last day of the month in which such individual ceases to be a Board Member, but excluding
(a) any period during which the individual was a salaried officer of any Participating Company, and (b) any period during which the individual was a salaried officer of any other institution whose board of directors or board of trustees is considered a Predecessor Board. The Years of Service of an individual with two or more non-consecutive periods of service as a Board Member shall be equal to the sum of such non-consecutive periods. For purposes of determining an individual's Years of Service, service as a member of a Predecessor Board shall be deemed service as a Board Member. The maximum number of Years of Service of any Board Members for purposes of the Plan shall be 10.

                                   ARTICLE II
                                   ELIGIBILITY

SECTION 2.1   PARTICIPATION.

A person who is a Board Member on the Reorganization Date shall become a Participant in the Plan on the Reorganization Date. A person who becomes a Board Member after the Reorganization Date shall become a Participant in the Plan immediately upon becoming a Board Member. Any person who was a Board Member prior to the Reorganization Date, but who ceased to be a Board Member prior to the Reorganization Date, shall not be eligible for benefits under this Plan unless he again becomes a Board Member after the Reorganization Date.


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SECTION 2.2   TERMINATION OF PARTICIPATION.

Participation in the Plan shall cease on the date a Participant ceases to be a Board Member for whatever reason.

                                   ARTICLE III
                               RETIREMENT BENEFITS

SECTION 3.1   BENEFITS

(a) Any Participant who terminates service as a Board Member after attaining age 65 shall be entitled to a normal retirement allowance from the Bank, commencing as of the first day of the month following the month which he ceases to be a Board Member, in an annual amount equal to the product of (i) the lesser of (A) his Annual Compensation as of the date on which be ceases to be a Board Member or (B) $5,000 multiplied by (ii) a fraction, the numerator of which is his Years of Service and the denominator of which is 10.

(b) A Participant who ceases to be a Board Member prior to attaining age 65 but after completing 10 Years of Service will have a retirement allowance commence as of the first day of any month after the later of (i) the month in which he attains age 50 or (ii) the month in which he ceases to be a Board Member, and the amount of the retirement allowance shall be equal to the amount payable at age 65 reduced by 0.41667% for each month that such commencement date precedes the date on which he would attain age 65.

(c) If (i) a Retired Participant who is entitled to a retirement benefit should die prior to the commencement or such retirement benefit or (ii) a Participant should die while a Board Member (whether before or after completing 10 years of Service), a benefit shall be payable to his Beneficiary. Such benefit will be in an amount equal to that amount which would have been provided had the Participant or Retired Participant retired immediately prior to his death (whether or not he would have been eligible for retirement) with payments commencing on the first day of the month following his death, based on his age and attained Years of Service immediately prior to his death.

SECTION 3.2   PAYMENTS.

Retirement allowances under Section 3.1 shall be paid in an immediate lump sum payment of the present value of annuity described in Section 3.1. In determining such present value, the interest rates prescribed under section 415 of the Code for purposes of valuing lump sum payments under tax-qualified defined benefit plans shall be used. A Participant may, by written election given in such form and manner as the Committee may prescribe, elect to change the manner of distribution to monthly installments provided that such election to receive monthly installments is received by the Committee prior to December 31, 2005 with each installment being one-twelfth of the annual retirement allowance. The first payment shall be made in accordance with section 3.1 and installments shall continue for a fixed period of ten years from the commencement of such retirement allowance. Alternatively, an election may be made to change the manner of payment of the retirement allowanced described in Section 3.1; provided, however, that

         (i) Any such election shall not take effect until twelve (12) months after it is received by the Committee; and

         (ii) In the case of an election made on account of an event other than the Participant's death or Disability, the first payment made under such election shall not occur until at least five (5) years later than such payment would otherwise have been made.
In the event of his death before the end of such term, the same amount shall continue to be paid for the remainder of such term to the person (or persons) whom he shall have named as his Beneficiary (or Beneficiaries).


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SECTION 3.3   PAYMENTS OF SMALL AMOUNTS.

Notwithstanding any other provision of the Plan, if the present value of the retirement allowance payable to a Participant or Retired Participant and his Beneficiary shall at any time after termination of service as a Board Member and prior to the commencement of payment thereof be less than $10,000, then the Committee may direct that it be paid in such lump sum in lieu of all other benefits under the Plan. For purposes of this section 3.3, present values shall be determined using the interest rate and mortality assumptions then in use under section 415 of the Code for purposes of valuing lump sum payments under tax-qualified defined benefit plans.

SECTION 3.4   BENEFICIARIES.

(a) A Participant or Retired Participant may designate a Beneficiary or Beneficiaries, who may be, but need not be, natural persons, to receive any benefits payable upon his death. Any designation shall be made in writing in the form and manner prescribed by the Committee; provided, however, that the Participant or Retired Participant may change or revoke the Beneficiary or Beneficiaries designated at any time or from time to time, but such changes or revocations shall be effective only if received by the Committee prior to the Participant's or Retired Participant's death.

(b) A Beneficiary designated by Participant or Retired Participant to receive a survivor benefit may designate a Beneficiary of his own to receive such survivor benefit in the event the Beneficiary designated by the Participant or Retired Participant dies prior to receiving complete payment of such survivor benefit. If a Participant or Retired Participant dies without a Beneficiary, then the present value of any unpaid installments shall be paid to the estate of such Participant or Retired Participant in lieu of all other payments. If a Beneficiary of a deceased Retired Participant entitled to payments dies without a Beneficiary, then the present value of any unpaid installments shall be paid to the estate of such Beneficiary in lieu of all other payments. In determining such present values, the interest rate prescribed under section 415 of the Code for purposes of valuing lump sum payments under tax-qualified defined benefit plans shall be used.

SECTION 3.5   PAYMENT UPON CHANGE OF CONTROL.

Upon a Change of Control, each board Member shall be entitled to an immediate lump sum payment of the present value of annuity for a fixed period of ten (10) years, commending upon a Change of Control in an annual amount equal to his Annual Compensation multiplied by a fraction (not greater than one) the numerator of which is his Years of Service and the denominator, of which is 10. In determining such present values, the interest rates prescribed under section 415 of the Code for purposes of valuing lump sum payments under tax-qualified defined benefit plans shall be used.

SECTION 3.6   CHANGES IN PAYMENT ELECTIONS.

Notwithstanding any other provision of the Plan, each Participant may, by written election given in such form and manner as the Committee may prescribe, elect to change the time and manner of distribution of the amounts payable under this Plan, provided, however, that

(i) any such election shall not take effect until twelve (12) months after it is received by the Committee; and

(ii) in the case of an election to defer a payment to be made on account of an event other than the Participant's death, the first payment made under such election shall not occur until at least five (5) years later than such payment would otherwise have been made; and

(iii) in the case of an election to defer a payment to be made on account of a Change of Control, such election shall be made at least twelve (12) months prior to the date of the first payment scheduled to be made on account of the Change of Control.


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SECTION 3.7   RESTRICTIONS ON PAYMENTS TO KEY EMPLOYEES.

Notwithstanding anything in the Plan to the contrary, to the extent required under section 409A of the Code, no payment to be made to a key employee (within the meaning of section 409A of the Code) on or after the date of his termination of service shall be made sooner than six (6) months after such termination of service.

                                   ARTICLE IV
                             DUTIES OF THE COMMITTEE

SECTION 4.1   DUTIES OF THE COMMITTEE.

The Committee shall have full responsibility for the management, operation, interpretation and administration of the Plan in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities. Actions taken by the Committee pursuant to this section 4.1 shall be conclusive and binding upon the Bank, Participants, Retired Participants and other interested parties.

SECTION 4.2   LIABILITIES OF THE COMMITTEE.

Neither the Committee nor its individual members shall be deemed to be a fiduciary with respect to this Plan; nor shall any of the foregoing individuals or entities be liable to any Participant or Retired Participant in connection with the management, operation, interpretation or administration of the Plan, any such liability being solely that of the Bank.

SECTION 4.3   EXPENSES.

Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by the Bank. In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

                                    ARTICLE V
                            AMENDMENT AND TERMINATION

SECTION 5.1   AMENDMENT AND TERMINATION.

The Board shall have the right to amend the Plan, from time to time and at any time, in whole or is part, and to terminate the Plan, provided, however, that no such amendment or termination shall reduce the accrued benefits of, or impose more stringent vesting requirements on any benefits accrued by, any Participant, Retired Participant or Beneficiary through the date of the amendment or termination of the Plan.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

SECTION 6.1   PLAN DOCUMENTS.

The Secretary of the Board shall provide a copy of this Plan to each Board Member who becomes a Participant in the Plan.

SECTION 6.2   CONSTRUCTION OF LANGUAGE.

Wherever appropriate in the Plan, words used In the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an Article or section shall be to an Article or section of the Plan unless otherwise indicated.


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SECTION 6.3   NON-ALIENATION OF BENEFITS.

Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, former Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant, former Participant or Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge encumber or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its sole discretion, may cancel such distribution or payment or may hold or cause to be held or applied such distribution or payment, or any part thereof, to or for the benefit of such Participant, former Participant or Beneficiary, in such manner as the Committee shall direct; provided, however, that no such action by the Committee shall cause the acceleration or deferral of any benefit payments from the date on which such payments are scheduled to be made.

SECTION 6.4   INDEMNIFICATION.

The Bank shall indemnify, hold harmless and defend each Board Member, Participant, Retired Participant and the Beneficiaries of each, against their reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

SECTION 6.5   SEVERABILITY.

A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

SECTION 6.6   WAIVER.

Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition, A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 6.7   NOTICES.

Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or 5 days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

(a)      if to the Bank:

         Wake Forest Federal Savings & Loan Association
         302 South Brooks Street
         Wake Forest, North Carolina 27588-0107
         Attention:  Corporate Secretary

(b) if to any party other than the Bank, to such party at the address last furnished by such party by written notice to the Bank or the Bank.


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SECTION 6.8   OPERATION AS AN UNFUNDED PLAN.

The Plan is intended to be (a) a contractual obligation of the Bank to pay the benefits as and when due in accordance with its terms, and (b) an unfunded and non-qualified plan such that the benefits payable shall not be taxable to the recipients until such benefits are paid. The Plan is not intended to be subject to or comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or of section 401(a) of the Code. The Bank may establish a trust to which assets may be transferred by the Bank in order to provide a portion or all of the benefits otherwise payable by the Bank under the Plan; provided, however, that the assets of such trust shall be subject to the claims of the creditors of the Bank in the event that it is determined that the Bank is insolvent or that grounds exist for the appointment of a conservator or receiver. The Plan shall be administered and construed so as to effectuate these intentions.

SECTION 6.9   REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any benefits paid by the Bank, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 O.K. ss.1828(k), and any regulations promulgated hereunder.

SECTION 6.10  GOVERNING LAW.

The Plan shall be construed, administered and enforced according to the laws of the State of North Carolina applicable to contracts between citizens and residents of the State of North Carolina entered into and to be performed entirely within such jurisdiction, except to the extent that such laws are preempted by federal law.

SECTION 6.11  NO DEPOSIT ACCOUNT.

Nothing in this Plan shall be held or construed to establish any deposit account for any Participant or any deposit liability on the part of the Bank, Company or any Participating Company. Participants' rights hereunder shall be equivalent to those of a general unsecured creditor of each Participating Company.

SECTION 6.12  RIGHTS OF PARTICIPANTS.

No Participant shall have any right or claim to any benefit under the Plan except in accordance with the provisions of the Plan. The establishment of the Plan shall not be construed as conferring upon any Participant or other person any legal right to a continuation of service or to any terms or conditions of service, nor as limiting or qualifying the right of a Participating Company, its board of directors or its stockholders to remove any director or to fail to re-elect him or her or decline to nominate him or her for re-election.

SECTION 6.13  SUCCESSORS AND ASSIGNS.

The provisions of the Plan will inure to the benefit of and be binding upon the Participants and their respective legal representatives and testate or intestate distributes, and each Participating Company and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of any Participating Company may be sold or otherwise transferred.

SECTION 6.14  COMPLIANCE WITH SECTION 409A OF THE CODE.

The Plan is intended to be a non-qualified deferred compensation plan described in section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. In addition, the Plan shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including but not limited amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.


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